October 16, 2018


Maria T. Shields
Chief Financial Officer
ANSYS Inc.
2600 ANSYS Drive
Canonsburg, PA 15317

       Re:    ANSYS Inc.
              Form 10-K for the Fiscal Year Ended December 31, 2017 Filed February 22, 2018
              Form 10-Q for the Quarterly Period Ended March 31, 2018 Filed May 3, 2018
              File No. 000-20853

Dear Ms. Shields:


       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff


                                                          Sincerely,

                                                          /s/ Kathleen Collins

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services